DIRECTOR AGREEMENT

This agreement made as of the 1st day of March, 2011 between BlueFire Renewables, Inc., a Nevada corporation, with its principal place of business at 31 Musick, Irvine, CA 92618 (“BlueFire”) and Joseph Sparano, with an address of 38 St Tropez, Laguna Niguel, CA 92677, provides for director services, according to the following:

I.      Services Provided

BlueFire agrees to engage Joseph Sparano to serve as a member of the Board of Directors (the “Director”) and to provide those services required of a director under BlueFire’s Articles of Incorporation and Bylaws (“Articles and Bylaws”), as both may be amended from time, to time and under the General Corporation Law of Nevada, the federal securities laws and other state and federal laws and regulations, as applicable.

II.     Nature of Relationship

The Director is an independent contractor and will not be deemed an employee of BlueFire for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise.  The Director shall not enter into any agreement or incur any obligations on BlueFire’s behalf.

BlueFire will supply, at no cost to the Director:  periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under BlueFire’s Articles and Bylaws or the charter of any committee of the board on which the director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this contract.

III.    Director’s Warranties

The Director warrants that no other party has exclusive rights to his services in the specific areas described and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest.  The Director also warrants that no other agreement will be entered into that will create a conflict of interest with this agreement.  The Director further warrants that he will comply with all applicable state and federal laws and regulations, as applicable, including Sections 10 and 16 of the Securities and Exchange Act of 1934.

Throughout the term of this agreement and for a period of six months thereafter, the Director agrees he will not, without obtaining BlueFire’s prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with any BlueFire business or product, including products in the development stage, accept employment or provide services to (including service as a member of a board of directors), or establish a business in competition with BlueFire.

IV.    Compensation

A.  Retainer

BlueFire shall pay the Director a non-refundable retainer of $5,000 per year during the term of this agreement (prorate for the first year) to provide the services described in Section I which shall compensate him for all time spent preparing for, traveling to (if applicable) and attending board of director meetings during the year; provided, however, that if more than three board meetings require out-of-town travel time, such additional travel time may be billed at the rate set forth in subparagraph C. below.  The retainer shall be provided for portions of the term less than a full calendar year.  This retainer may be revised by action of BlueFire’s Board of Directors from time to time.  Such revision shall be effective as of the date specified in the resolution for payments not yet made and need not be documented by an amendment to this agreement.

B.    Stock Grant

Subject to approval by the Board of Directors, an annual grant of BlueFire common stock, par value $.001 per share, shall be made to the Director.  The grant shall consist of specified number of shares under the term of BlueFire’s 2006 Equity Incentive Plan, as amended, or then effective incentive plan.  The specified number of shares for a new appointment to the Board shall be 6,000 shares in 2011, and an annual grant at the discretion of the Board.  Currently this annual grant is 5,000 shares per year for being a director and an additional 1,000 shares for serving as a committee chairperson.  The amount and terms of the annual option grant may be revised by action of BlueFire’s Board of Directors from time to time.  Such revision shall be effective as of the date specified in the resolution for any grants not yet made and need not be documented by an amendment to this agreement.

C.    Additional Payments

To the extent services described in Section I require more than three out-of-town trips, such additional travel time may be charged at the rate of $1,000 per day or part thereof.   This rate may be revised by action of BlueFire’s Board of Directors from time to time for payments not yet made.  Such revision shall be effective as of the date specified in the resolution and need not be documented by an amendment to this agreement.

D.    Payment

Retainer payments shall be made quarterly in cash in advance on the first day of each accounting quarter.  Additional payments shall be made in arrears.  No invoices need be submitted by the Director for payment of the retainer.  Invoices for additional payments under C, above, shall be submitted.  Such invoices must be approved by BlueFire’s Chief Executive Officer as to form and completeness.

E.    Expenses

BlueFire will reimburse the Director for reasonable expenses approved in advance, such approval not to be unreasonably withheld.  Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by BlueFire’s Chief Executive Officer as to form and completeness.

V.      Indemnification and Insurance

BlueFire will execute an indemnification agreement in favor of the Director substantially in the form of the agreement attached hereto as Exhibit B.  In addition, BlueFire will provide directors and officers liability insurance.

VI.      Term of Agreement

This agreement shall be in effect from the 1st day of March, 2011 through the last date of the Director’s current term as a member of BlueFire’s Board of Directors.  This agreement shall be automatically renewed on the date of the Director’s reelection as a member of BlueFire’s Board of Director’s for the period of such new term unless the Board of Directors determines not to renew this agreement.   Any amendment to this agreement must be approved by a written action of BlueFire’s Board of Directors.  Amendments to Section IV Compensation hereof do not require the Director’s consent to be effective.

VII.      Termination

This agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or reelection to, the BlueFire Board of Directors.

In the event of any termination of this agreement, the Director agrees to return any materials transferred to the Director under this agreement except as may be necessary to fulfill any outstanding obligations hereunder.  The Director agrees that BlueFire has the right of injunctive relief to enforce this provision.

BlueFire’s obligation in the event of such termination shall be to pay the Director the retainer and other payments due through the date of termination.

Termination shall not relieve either party of its continuing obligation under this agreement with respect to confidentiality of proprietary information.

VIII.   Limitation of Liability

Under no circumstances shall BlueFire be liable to the Director for any consequential damages claimed by any other party as a result of representations made by the Director with respect to BlueFire which are different from any to those made in writing by BlueFire.

Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

IX.      Confidentiality

The Director agrees to sign and abide by BlueFire’s Director Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

X.       Resolution of Dispute

Any dispute regarding the agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages) shall be determined in accordance with the laws of the State of California, the United States of America.  Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

XI.      Sole Agreement

This agreement (including agreements executed in substantially in the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XII.    Assignment

This agreement and all of the provisions hereof shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XIII.   Notices

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail or by facsimile, to each of the parties at the addresses set forth above or the numbers set forth below:

The Director:	Attention:	Joseph E. Sparano
	Telephone:	(949) 715-2542
Email:

BlueFire:	Attention:	Arnold R. Klann
	Telephone:	949-588-3767
	Facsimile:	949-588-3972

Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided for above.

XIV.     Survival of Obligations

Notwithstanding the expiration of termination of this agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, BlueFire’s obligation to make any fees and expense payments required pursuant to Article IV hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XV.      Severability

Any provision of this agreement which is determined to be invalid or unenforceable shall not affect the remainder of this agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized officers, as of the date first written above.

Signature:	Date: 03/01/2011
/s/ Joe Sparano
By:	Joe Sparano
Title:	Director

BlueFire Renewables, Inc.

Signature:	Date: 03/01/2011
/s/ Arnold R. Klann
By:	Arnold R. Klann
Title:	Chairman and Chief Executive Officer